Exhibit C-43

                SHORT TERM RAILCAR LEASE AGREEMENT

Kansas City Power and Light Company, hereinafter referred to as "Lessee," agrees to lease one train set of approximately of 120 (up to 130) rotary-equipped aluminum gondola coal railcars ("Cars") from Midwest Generation LLC, hereinafter referred to as "Lessor," and Lessor agrees to lease said Cars to Lessee according to the following terms and conditions. The Cars leased hereunder are described on Exhibit "A" to this railcar lease agreement (the "Lease").

     1. The Cars will be used in unit coal train service between Powder River Basin (PRB) origins and Lessee destinations. The Cars shall not be loaded in excess of 286,000 pounds gross weight on rail.

     2.   (THIS SECTION IS LEFT INTENTIONALLY BLANK)

     3. A PRB mine of the accepting or receiving party's choice, accessible by the Burlington Northern Santa Fe Railroad, will be the exchange point unless another point is chosen by mutual agreement. Inspections of the Cars upon delivery to Lessee and return to Lessor will be performed at the exchange point or at another point mutually agreed to by the parties. Upon termination of the Lease, the Cars shall be returned substantially empty to Lessor at the exchange point or another point mutually agreed to by Lessor and Lessee. The receiving party shall deliver a certificate of acceptance to the other party substantially in the form of Exhibit "A" attached hereto within five (5) business days of completion of the inspection. Each party shall bear its own expenses related to such inspections.

     4. This Lease shall be in effect ("Effective Date(s)") from departure of the Cars from the exchange point on or about November 1, 2001, through and including the return of the Cars on or about December 31, 2002 in the condition as required by this Lease. The Lessor, at its sole option, may terminate the Lease sooner, but not earlier than 180 days, by giving a 45-day prior written Notice of Termination to the Lessee. The Cars will be returned promptly upon completion of such 45-day period.

     5. Lessee agrees to pay Lessor a rental of $17.26 per day from the Effective Date(s) for each Car until the Car is returned to and accepted by the Lessor. This is a full service lease rate. On behalf of Lessor, Dial and Companies, Inc., shall send Lessee invoices in arrears for rent on or about the first day of each month that this Lease is in effect. Payment of rent shall be due within ten (10) business days of receipt of invoice.

     6. This Lease shall be a full service lease and, accordingly, Lessor shall have the Cars maintained in good condition and repair during the term of this Lease and Lessor shall be responsible for any and all maintenance costs. Lessor shall have the right to perform maintenance according to its normal procedures, including one unit train shopping for running repair maintenance, not to exceed four (4) days in duration approximately once every six (6) to nine (9) months.

     7. Normal wear and tear excepted, Lessee shall be responsible for loss or destruction of, or damage to, the Car(s) or parts thereof or appurtenances thereto, furnished under this Lease during the Lessee's actual or constructive possession of the Car(s) or use thereof hereunder unless the then prevailing Field and Office Manual of the Code of Interchange Rules, promulgated by the Association of American Railroads (hereinafter called "Interchange Rules") places responsibilities upon a railroad subscribing to the Interchange Rules and said railroad has paid Lessor for such loss, damage or destruction; provided, however, Lessee shall not be responsible if such loss, destruction, or damage to the Cars or parts thereof or appurtenances thereto was substantially attributable to the gross negligence or willful misconduct of Lessor or those acting on its behalf, or by a defect in the Car(s) not reasonably discoverable by Lessee or those acting on its behalf. The relative degree of fault attributable to each party shall be apportioned for any loss or destruction of or damage to, the Car(s) or parts thereof or appurtenances hereto, furnished under this Lease, if both panics are responsible hereunder. Settlement for damage or destruction of said Cars shall be made in accordance with the Interchange Rules. Reimbursement to Lessor for repair of damaged Cars for which the Lessee is responsible will be consistent with competitive private shop rates for time, material and labor associated with PRB coal movements.

     8. If Lessee or a railroad is responsible for the loss, damage, or destruction of one or more Cars, rental for such Cars shall continue until (i) Lessor receives the settlement value per the Interchange Rules (Rule 107) or (ii) the Car is repaired and returned to Lessor. Car repairs that are the responsibility of the Lessee must conform to the original construction of the Car.

     9.   (THIS SECTION IS INTENTIONALLY LEFT BLANK)

     10. Payment for rental shall be sent to Lessor at the address shown below. Notices to Lessor shall be sent by fax to the telephone number shown below.

Attention:   Larry Siler
             Manager, Fuel Transportation      Phone: 312-583-6068
             Midwest Generation, LLC           Fax: 312-583-6111
             One Financial Plaza - Suite 3500
             440 South LaSalle Street
             Chicago, IL 60605

     11. Invoices shall be sent to Lessee at the address shown below. Notices to Lessee shall be sent by fax to the telephone number shown below:

Attention:   Chuck Buckley
             Kansas City Power & Light         Phone: 816-556-2889
             Company:
             PO Box 418679                     Fax: 816-556-2047
             Kansas City, MO 64141-9679

     12. Taxes will be the responsibility of Lessor unless they arise solely out of Lessee's breach of a term of this Agreement.
Unless otherwise provided herein, Lessee shall not be required to maintain casualty or other insurance.

     13. This Lease represents the entire agreement between the parties regarding the Cars leased hereunder, superseding all prior agreements, written or oral, and shall not be amended or otherwise modified except in writing agreed to by both parties.

     14. Lessee shall not encumber the Cars in any way and shall not sublease or assign its rights, duties or obligations under this Agreement, in whole or in part, without the prior written consent of Lessor. This Lease shall be and is subject to and subordinate to the pre-disclosed terms and conditions of any and all pre-existing leasing agreements applicable to the Cars between Lessor and any third party.

     15. EXCEPT AS OTHERWISE PROVIDED IN THIS LEASE, LESSOR LEASES THE CARS TO LESSEE "AS-IS" AND EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED, AS TO THE DESIGN, CONDITION, QUALITY, CAPACITY, MERCHANTABILITY, DURABILITY, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE OF, OR ANY OTHER MATTER CONCERNING, THE CARS. EXCEPT WHERE A CLAIM RESULTS IN WHOLE OR IN PART FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR OR THOSE ACTING ON ITS BEHALF, LESSEE HEREBY WAIVES ANY CLAIM (INCLUDING WITHOUT LIMIT ANY CLAIM BASED ON STRICT OR ABSOLUTE LIABILITY IN TORT OR INFRINGEMENT) IT MIGHT HAVE AGAINST LESSOR FOR ANY LOSS, DAMAGE, (INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGE) OR EXPENSE CAUSED BY THE CARS OR BY LESSEE'S LOSS OF USE THEREOF FOR ANY REASON WHATSOEVER, INCLUDING NON-COMPLIANCE WITH ENVIRONMENTAL LAWS.

     16. LESSEE SHALL DEFEND (IF SUCH DEFENSE IS TENDERED TO IT), INDEMNIFY AND HOLD LESSOR HARMLESS FORM ALL CLAIMS, SUITS,
LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES. INCLUDING
ATTORNEY'S FEES, IN ANY WAY ARISING OUT OF THE USE OR OPERATION OF THE CARS, EXCEPT TO THE EXTENT THAT EITHER (A) ANY ACTS,
OMISSIONS, OR NEGLIGENCE OF LESSOR OR THOSE ACTING ON ITS BEHALF
CONTRIBUTED THERETO OR (B) A RAILROAD HAS ASSUMED FULL
RESPONSIBILITY FOR THE CLAIMS, SUITS, LIABILITIES, LOSSES,
DAMAGES, COST AND EXPENSES.

     17. This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

     18. Lessee will use the Cars in a careful and proper manner, will comply with and conform to all applicable governmental laws, rules and regulations and Interchange Rules relating thereto, and will cause the Cars to be operated in accordance with the manufacturers or suppliers written instructions or manuals provided to Lessee, if any. Without limitation to the generality of the foregoing, Lessee (i) will cause the Cars to be used in compliance with all rules and regulations of AAR and Federal Railroad Administration or successor agency, if any, ("FRA"); (ii) will not permit any Car to be loaded improperly or in excess of the designed load limit; (iii) will not permit any Car to be loaded with any commodity other than PRB coal (and in no event will any hazardous material, hazardous commodity, hazardous waste or hazardous substance be loaded in any Car and (iv) will not permit any Car to be used outside the continental United States at any time except for incidental use in Canada.

     19. Lessor shall not be liable for any loss of or damage to commodities, or any part thereof, loaded or shipped in or on the Cars, except to the extent of the gross negligence or willful misconduct of Lessor, its affiliates, directors, officers, agents or employees.

     20. The parties agree that the terms of this Agreement and any proprietary information of either party that is disclosed to the other party in the course of dealing under this Agreement shall be reasonably held in confidence and shall not be disclosed to any third party, except to: (i) any representative of, consultant, attorney, agent, or accountant retained by a party,
(ii) any potential lender or assignee of a party, or (iii) as required to resolve a dispute hereunder, without the other party's written consent, provided that either party may disclose such information in response to an order, rule, or regulation of a court or governmental body having jurisdiction or to members and employees of the Illinois, Missouri, and Kansas public utility commissions.

IN WITNESS HEREOF, Lessor and Lessee each caused this Lease to be executed by their authorized representatives as signed below.

LESSOR:           Midwest Generation, LLC
                  An Illinois Corporation

                  Principal Address:
                  One Financial Plaza - Suite 3500
                  440 South LaSalle Street
                  Chicago, IL 60605

                  By /s/R. Michael Bales
                  Its Director, Fuels
                  Date 10/30/2001


LESSEE:           Kansas City Power & Light Company
                  A Missouri Corporation

                  Principal Address:
                  1201 Walnut
                  Kansas City, MO 64106-2124

                  By /s/Frank L. Branca
                  Its______________________
                  Date_____________________